Exhibit h(iv)

DRAFT

ADDITIONAL COMPENSATION AGREEMENT

            , 2015

Gabelli Funds, LLC

One Corporate Center

Rye, New York 10580-1422

Ladies and Gentlemen:

Reference is made to (i) the Investment Advisory Agreement to be entered into between Gabelli Funds, LLC (the “Adviser”) and The Gabelli Go Anywhere Trust (the “Fund”) and (ii) to the registration statement of the Fund on Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”) relating to the offering up to 4,500,000 common shares of beneficial interest, par value $0.001 (the “Common Shares”), and up to 1,500,000 Series A Cumulative Puttable and Callable Preferred Shares, par value $0.001 (the “Preferred Shares,” and together with the Common Shares, the “Shares”), to be offered in combinations each consisting of three Common Shares and one Preferred Share (the “Combinations”), upon the terms and subject to the conditions set forth in such registration statement (the “Registration Statement”), dated [    ], 2015 (the “Offering”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

SECTION 1. Fee. In consideration of [DEALER]’s (the “Dealer”) services relating to the sale of the Combinations in the Offering, the Adviser shall pay the Dealer a fee in the aggregate amount of $[    ] (the “Fee”). The Fee shall be paid on or before [    ], 201[ ] by wire transfer of immediately available funds to a bank account designed by Dealer. The Adviser acknowledges that the Fee is in addition to any fees paid by G.research, Inc. (the “Distributor”) to the Dealer pursuant to the soliciting dealer agreement between the Distributor and the Dealer (the “Soliciting Dealer Agreement”). In the event the Offering is not completed pursuant to its terms, the Dealer will not receive the Fee.

SECTION 2. Not an Investment Adviser. The Adviser acknowledges that the Dealer is not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of the Dealer, and the Dealer is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

SECTION 3. Not Exclusive. Nothing herein shall be construed as prohibiting the Dealer or its affiliates from acting as broker-dealer for any other clients

(including other registered investment companies or other investment advisers). This Additional Compensation Agreement shall not be considered to constitute a partnership, association or joint venture between the Adviser and the Dealer. In addition, nothing in this Additional Compensation Agreement shall be construed to constitute the Dealer as the agent or employee of the Adviser or the Adviser as the agent or employee of the Dealer and neither of the parties hereto shall make any representation to the contrary.

SECTION 4. Term. Except as otherwise set forth herein, this Additional Compensation Agreement shall terminate upon the payment of the entire amount of the Fee, as specified in Section 1 hereof, or upon the failure to complete the Offering pursuant to its terms.

SECTION 5. No Liability. It is understood that the Dealer is being engaged hereunder solely to provide the services described above and the Adviser agrees that the Dealer shall not be liable to the Adviser or the Fund for any act or omission to act by the Dealer in the course of its performance of services pursuant to and in accordance with this Additional Compensation Agreement in the absence of gross negligence, bad faith or willful misconduct on the part of the Dealer. The Adviser agrees to indemnify and hold harmless the Dealer and its officers, directors, agents and employees against any loss or expense arising out of or in connection with any claim, suit, action or proceeding with respect to the Dealer’s performance of services pursuant to and in accordance with this Additional Compensation Agreement, except to the extent that any such loss or expense resulted from the gross negligence, bad faith or willful misconduct on the part of the Dealer. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

SECTION 6. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each party.

SECTION 7. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

SECTION 8. Governing Law. This Additional Compensation Agreement will be governed by and construed in accordance with the laws of the State of New York.

SECTION 9. Submission to Jurisdiction. Except as set forth below, no claim (a “Claim”) which relates to the terms of this Additional Compensation Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and each of the Adviser and the Dealer consent to the jurisdiction of such courts and personal service with respect thereto. Each of the Adviser (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Dealer waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Additional Compensation Agreement. Each of the Adviser and the Dealer agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Adviser or the Dealer, as the case may be, and may be enforced in any other courts in the jurisdiction of which the Adviser or the Dealer are or may be subject, by suit upon such judgment.

SECTION 10. Entire Agreement. This Additional Compensation Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Additional Compensation Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Additional Compensation Agreement, which will remain in full force and effect and be interpreted to give effect to the intent of the parties manifested thereby. This Additional Compensation Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the Adviser and the Dealer.

SECTION 11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Adviser, will be mailed, delivered or telegraphed and confirmed to Gabelli Funds, LLC, One Corporate Center, Rye, New York 10580, Attention: Agnes Mullady, and, if to the Dealer, will be mailed, delivered or telegraphed and confirmed to [    ].

SECTION 12. Counterparts. This Additional Compensation Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GABELLI FUNDS, LLC	[DEALER]

By:	By:
Name:	Name:
Title:	Title:

4